Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
As of December 31, 2023, Stellar Bancorp, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company’s common stock.
Description of Common Stock
The following is a summary and does not describe every right, term or condition of owning the Company’s common stock. It is subject to and is qualified in its entirety by reference to the Company’s second amended and restated certificate of formation (the “Certificate of Formation”) and bylaws (the “Bylaws”). For a complete description, refer to the Certificate of Formation and the Bylaws and any applicable provisions of relevant law, including the applicable provisions of the Texas Business Organizations Code and federal law governing bank holding companies.
General
The Certificate of Formation authorizes the Company to issue up to 140,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The authorized but unissued shares of the Company’s capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
Voting
Each holder of the Company’s common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. The rights of the holders of the Company’s common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that the Company may issue. The Certificate of Formation expressly prohibits cumulative voting.
Dividends and Other Distributions
Subject to certain regulatory restrictions and to the rights of holders of the Company’s preferred stock and any other class or series of stock having a preference as to dividends over the common shares then outstanding, dividends may be paid on the shares of common stock out of assets legally available for dividends, but only at such times and in such amounts as the Company’s board of directors (the “Board of Directors”) shall determine and declare.
Preemptive Rights
Holders of the Company’s common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of the Company’s capital stock upon any future issuance of shares.
Liquidation Rights
Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, all holders of the Company’s common stock would be entitled to share, ratably in proportion to the number of shares held by them, in all of the Company’s remaining assets available for distribution to the Company’s shareholders after payment of creditors and subject to any prior distribution rights related to the Company’s preferred stock and any other class or series of stock having a preference over the common shares then outstanding. The holders of the Company’s common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to the Company’s common stock.
Preferred Stock Issuances
The Certificate of Formation authorizes the Board of Directors to issue up to 10,000,000 shares of one or more series of preferred stock. The Board of Directors will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company’s shareholders. As noted herein, the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the Company’s common stock.
Certain Anti-Takeover Effects
The Certificate of Formation and Bylaws contain certain provisions that could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control of the Company or a replacement of the incumbent Board of Directors or management of the Company. The governing documents of the Company include provisions that:
a.empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are to be set by the Board of Directors;
b.establish a classified Board of Directors, with directors of each class serving a three-year term;
c.provide that directors may only be removed from office for cause and only upon a majority shareholder vote;
d.eliminate cumulative voting in elections of directors;
e.provide that the shareholders of the Company shall not have the power to alter, amend, or repeal the Bylaws of the Company or adopt new bylaws;
f.permit the Board of Directors to alter, amend or repeal the Bylaws or to adopt new bylaws;
g.require the request of holders of at least 50.0% of the issued and outstanding shares of the Company’s capital stock entitled to vote at a meeting to call a special shareholders’ meeting;
h.prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;
i.require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the Texas Business Organizations Code, certificate of formation, or Bylaws to be brought in Harris County in the State of Texas;
j.require shareholders that wish to bring business before annual or special meetings of shareholders, or to nominate candidates for election as directors at any such annual meeting of shareholders, to provide timely notice of their intent in writing;
k.enable the Board of Directors to increase, between annual meetings (no more than two vacancies), the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors; and

l.may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to the Company and its shareholders.
Classified Board of Directors
The Company has a classified Board of Directors, which consists of three classes: Class I, Class II and Class III, with members of each class serving a three-year term; provided, however, that each of the five Class II directors and Class III directors appointed in connection with the Company’s merger with Allegiance Bancshares, Inc. shall serve for an initial term expiring at the Company’s 2024 annual meeting of shareholders, and the Company’s 2025 annual meeting of shareholders, respectively.
Exclusive Forum
The Company’s Bylaws provide that the state or federal courts located in Harris County, Texas, the county in which the our headquarters in Houston, Texas are located, shall be the sole and exclusive forum for certain shareholder litigation matters, unless the Company consents in writing to the selection of an alternative forum. Although the Company believes this provision benefits it by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting its litigation costs, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with the Company. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and the exclusive forum provision with respect to state courts of our bylaws will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such an exclusive forum provision as written in connection with claims arising under the Securities Act, and our shareholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the exclusive forum provision of our bylaws.
Listing
The Company’s common stock is listed on The New York Stock Exchange under the trading symbol “STEL”.
Transfer Agent and Registrar
The transfer agent and registrar for the Company's common stock is Computershare Trust Company, N.A. at Computershare Investor Services, P.O. Box 43006, Providence RI 02940-3006.